CONSENT OF KEVIN PEMBERTON

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “Masbate Gold Operation, Republic of Philippines, NI 43-101 Technical Report on Operations” dated effective December 31, 2016, (ii) the mineral reserve estimates for the Masbate project, (iii) the mineral reserve estimates for the La Libertad project, (iv) the mineral reserve estimates for the Limon project and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Kevin Pemberton
Kevin Pemberton
June 13, 2017